Exhibit 99.1

                                  TIFFANY & CO.
                                  NEWS RELEASE

Fifth Avenue & 57th Street                                    Contacts:
New York, N.Y. 10022                                          ---------
                                                              James N. Fernandez
                                                              (212)230-5315
                                                              Mark L. Aaron
                                                              (212)230-5301

                     TIFFANY REPORTS 2008 FINANCIAL RESULTS
                     --------------------------------------

New York, N.Y., March 23, 2009 - Tiffany & Co. (NYSE: TIF) today reported its financial results for the fourth quarter and full year ended January 31, 2009. The quarter's sales were in line with previously-reported holiday season results. This sales performance, combined with a lower operating margin, led to a decline in fourth quarter earnings as expected. For the full year, net sales declined 3%, while net earnings per diluted share (excluding one-time items noted on the attached "Non-GAAP Measures" schedule) declined 6%.

Michael J. Kowalski, chairman and chief executive officer, said, "Tiffany has clearly not been immune from global economic turmoil in recent months and we are taking a cautious view to business conditions in 2009. We have addressed our cost structure in order to maintain reasonably healthy levels of profitability and strong liquidity, and position Tiffany for future growth."

Net sales in the fourth quarter declined 20% to $841.2 million. On a constant-exchange-rate basis which excludes the effect of translating foreign-currency-denominated sales into U.S. dollars (see attached "Non-GAAP Measures" schedule), worldwide net sales declined 19% and comparable store sales declined 23%. Sales declines in the Americas were the most significant contributing factor.

Net sales of $2.86 billion in 2008 were 3% below the prior year. On a constant-exchange-rate basis, worldwide net sales and comparable store sales declined 4% and 9%.

The Company's fourth quarter and full year 2008 earnings included the following one-time items: (i) a pre-tax charge of $97.8 million, or $0.47 per diluted share after tax, resulting from an early retirement program and other staffing reductions, (ii) pre-tax charges of $7.5 million, or $0.04 per diluted share after tax, due to inventory and other charges related to the anticipated closing of the Company's IRIDESSE operations;
(iii) pre-tax charges of $12.4 million, or $0.07 per diluted share after tax, to impair an investment in a diamond mining company; and (iv) a pre-tax charge of $3.4 million, or $0.02 per diluted share after tax, for the closing of a diamond polishing facility.

In the fourth quarter, the Company offered an early-retirement package to approximately 800 U.S. employees and approximately 600 accepted the offer. Combined with additional staff reductions that were made and the anticipated closing of IRIDESSE stores, management expects to incur a reduction of 10% of worldwide staffing. This is expected to generate approximately $60 million of pre-tax savings in 2009, to be realized in selling, general and administrative expenses and in cost of sales.

In the prior-year period, the Company also recorded several one-time items.

Excluding the current-year and prior-year one-time items noted on the attached "Non-GAAP Measures" schedule, net earnings per diluted share declined 37% to $0.85 in the fourth quarter of 2008 and declined 6% to $2.33 in the full year.

On a GAAP-reported basis, net earnings in the fourth quarter were $31.1 million, or $0.25 per diluted share, compared with the prior year's $127.4 million, or $0.96 per diluted share. The full year's net earnings were $220.0 million, or $1.74 per diluted share, versus $323.5 million, or $2.34 per diluted share, in the prior year.

A $27.5 million net loss from discontinued operations in 2007 included an after-tax charge of $22.6 million related to the sale of the Company's Little Switzerland business, as well as losses from those operations.

Net sales by segment were as follows:
-------------------------------------
     o In the Americas, fourth quarter sales of $458.9 million were 29% below the prior year and full year sales of $1.59 billion were 10% below the prior year. Comparable U.S. store sales declined 33% in the fourth quarter and 16% in the year; this included comparable branch store sales declines of 33% and 17%, respectively, and New York flagship store sales declines of 34% and 9%. Tiffany opened six stores in the Americas in 2008. Combined Internet and catalog sales in the U.S. declined 20% and 10% in the respective periods.

     o In the Asia-Pacific region, fourth quarter sales declined 3% to $279.7 million due to declines in several markets, and full year sales increased 8% to $922.0 million. On a constant-exchange-rate basis, sales declined 9% in the quarter and rose 1% in the full year, while comparable store sales declined 13% and 4%. The Company opened nine TIFFANY & CO. stores (net) in Asia-Pacific in 2008.

     o In Europe, fourth quarter sales declined 2% to $95.3 million and increased 17% to $284.6 million in the year. On a constant-exchange-rate basis, sales increased 20% in the quarter and 25% in the year largely reflecting incremental sales from new stores, while comparable store sales were unchanged in the quarter and rose 6% in the full year. The Company added seven TIFFANY & CO. stores in Europe in 2008.

     o The Company operated 206 TIFFANY & CO. stores and boutiques at January 31, 2009 (86 in the Americas, 96 in Asia-Pacific and 24 in Europe),
          versus 184 locations a year ago (80 in the Americas, 87 in Asia-Pacific and 17 in Europe).

     o Other sales of $7.3 million in the fourth quarter and $66.7 million in the full year were 71% and 18% lower than the respective prior-year periods primarily due to reduced wholesale sales of diamonds.

Other financial highlights (see attached "Non-GAAP Measures" schedule) were:
----------------------------------------------------------------------------
     o Gross margin (gross profit as a percentage of net sales) increased to 58.6% in the fourth quarter, versus 57.9% in the prior year. Excluding one-time items in both years, gross margin declined slightly from the prior year, as insufficient sales leverage on fixed costs was only partly offset by the benefit from reduced wholesale sales of diamonds. Gross margin in the year was 57.5%, versus 56.4% a year ago, and was also above the prior year on an adjusted basis.

     o Selling, general and administrative (SG&A) expenses declined 19% in the fourth quarter and 3% in the full year. Excluding one-time items in both years, SG&A expenses declined 9% and increased 2% in the respective periods. Costs related to new stores were largely offset by lower management incentive compensation in the year and lower sales-related variable costs in the fourth quarter.

     o The operating margin (operating earnings as a percentage of net sales) was 7.3% in the fourth quarter and 13.1% in the year, compared with 18.8% and 18.9% in the respective prior-year periods. However, excluding the one-time items in both years, Tiffany's operating margin in the fourth quarter was 21.6% (versus 26.7% in the prior year) and was 17.3% in 2008 (versus 18.5% in the prior year).

     o Other expenses, net in the fourth quarter were higher than the prior year largely due to increased interest expense and lower interest income. Other expenses, net rose in the full year for similar reasons; they also rose due to a third quarter write-off of $4.3 million with respect to an interest-rate swap with Lehman Brothers Special Financing Inc. as counterparty, and foreign currency transaction losses in 2008 associated with the settlements of foreign payables.

     o The effective tax rate was 40.3% in the fourth quarter and 36.4% in the year, compared with 35.8% and 36.1% in the prior year.

     o Accounts receivable at January 31, 2009 were 15% lower than the prior year due to the decline in sales.

     o Net inventories increased 17% in the year to $1.6 billion at January 31, 2009, due to lower-than-expected sales in the latter part of the year, the opening of new stores and increases in raw material inventories.

     o The Company suspended its share repurchase program during the third quarter in order to conserve cash and, therefore, did not repurchase any shares of its common stock in the fourth quarter. In the full year, the Company spent $218.4 million to repurchase 5,375,026 shares. At January 31, 2009, the Company had $402 million in authority available for future repurchases under its current program through January 2011, although activity remains suspended.

     o Total debt as a percentage of stockholders' equity was 45% at January 31, 2009, versus 26% at the prior year end. This increase reflected the effect of the sales shortfall in the fourth quarter and share repurchases during 2008. In addition, the Company secured $100 million of long-term financing in the fourth quarter and issued an additional $250 million of long-term debt after the close of the year. These funds have been and will be used to refinance existing debt and for general corporate purposes.

2009 Outlook:
-------------
Mr. Kowalski continued, "We have not yet seen signs of an upturn in our business with worldwide sales in the quarter-to-date declining more than 20%, which is in-line with our expectation, due to varying degrees of softness in all three regions. Our planning is based on the assumption that economic conditions will remain challenging throughout the year. However, while we have taken appropriate measures to adjust our cost structure for this environment, we are continuing to pursue initiatives to sustain customer enthusiasm and increase our market share, including selected new store openings (13 in 2009), new product introductions and targeted marketing communications."

He added, "Not surprisingly, it is difficult to plan in this environment. However, we believe we are being appropriately cautious to expect challenging economic conditions throughout the year, and our planned spending is based on the following full year assumptions which may or may not prove valid: (i) a worldwide sales decline of approximately 11%; (ii) regional sales declines of:
(a) a mid-teens percentage in the Americas (greater in the first half of the year), (b) a mid-single-digit percentage in the Asia-Pacific region, (c) a high-single-digit percentage in Europe, as well as (d) a 20% decline in other sales; (iii) a decline in the operating margin due to the anticipated sales de-leverage effect on fixed costs (this includes the fixed cost components of cost of sales and SG&A expenses), partly offset by the benefits from planned savings from the staffing reductions and other cost-related initiatives; (iv) other expenses, net of approximately $50 million; (v) an effective tax rate of approximately 37%; (vi) net earnings from continuing operations of $1.50 - $1.60 per diluted share; (vii) a 33% decline in capital expenditures to $100 million;
(viii) a single-digit percentage decline in net inventories; and (ix) free cash flow (defined as cash flow from operating activities minus capital expenditures) in excess of $400 million. Combined with our recently-completed long-term debt issuances, we're pleased to have a balance sheet that provides more than ample liquidity to pursue our growth strategies."

Today's Conference Call
-----------------------
The Company will host a  conference  call today at 8:30 a.m.  (Eastern  Time) to
review   these   results   and   its   outlook.    Investors   may   listen   at
http://investor.tiffany.com   ("Events  and   Presentations").

Next  Scheduled  Announcement
-----------------------------
The Company expects to report its first quarter results on Friday, May 29, 2009 with a conference call at 8:30 a.m. (Eastern Time) that day. To receive notifications of conference calls and news release alerts, please register at http://investor.tiffany.com ("E-Mail Alerts").

Tiffany & Co. operates jewelry and specialty retail stores and manufactures products through its subsidiary corporations. Its principal subsidiary is Tiffany and Company. The Company operates TIFFANY & CO. retail stores and boutiques in the Americas, Asia-Pacific and Europe and engages in direct selling through Internet, catalog and business gift operations. Other operations include consolidated results from ventures operated under trademarks or tradenames other than TIFFANY & CO. For additional information, please visit www.tiffany.com or call our shareholder information line at 800-TIF-0110.

This document contains certain "forward-looking" statements concerning the Company's objectives and expectations with respect to sales, store openings, expenses, operating margin, earnings, inventories, capital expenditures and cash flow. Actual results might differ materially from those projected in the forward-looking statements. Information concerning risk factors that could cause actual results to differ materially is set forth in the Company's 2007 Annual Report on Form 10-K and in other reports filed with the Securities and Exchange Commission. The Company undertakes no obligation to update or revise any forward-looking statements to reflect subsequent events or circumstances.

                                      # # #

                         TIFFANY & CO. AND SUBSIDIARIES
                                   (Unaudited)

NON-GAAP MEASURES
-----------------

The Company's management does not, nor does it suggest that investors should, consider such non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with GAAP. The Company presents such non-GAAP financial measures in reporting its financial results to provide investors with an additional tool to evaluate the Company's operating results.

Net Sales
---------
The Company's reported sales reflect either a translation-related benefit from strengthening foreign currencies or a detriment from a strengthening U.S. dollar.

The Company reports information in accordance with U.S. Generally Accepted Accounting Principles ("GAAP"). Internally, management monitors its sales performance on a non-GAAP basis that eliminates the positive or negative effects that result from translating international sales into U.S. dollars
("constant-exchange-rate       basis").       Management      believes      this
constant-exchange-rate measurement provides a more representative assessment of the sales performance and provides better comparability between reporting periods.

The following table reconciles sales percentage increases (decreases) from the GAAP to the non-GAAP basis versus the previous year:


                                     Fourth Quarter 2008 vs. 2007                     Year-to-Date 2008 vs. 2007
                              --------------------------------------------    --------------------------------------------
                                                             Constant-                                       Constant-
                                  GAAP       Translation     Exchange-            GAAP       Translation     Exchange-
                                Reported       Effect        Rate Basis         Reported       Effect        Rate Basis
                              --------------------------------------------    --------------------------------------------
Net Sales:
----------
Worldwide                           (20)%           (1)%           (19)%             (3)%            1 %            (4)%
Americas                            (29)%           (2)%           (27)%            (10)%            --            (10)%
  U.S.                              (30)%            --            (30)%            (11)%            --            (11)%
Asia-Pacific                         (3)%            6 %            (9)%              8 %            7 %             1 %
   Japan                              4 %           17 %           (13)%              7 %           14 %            (7)%
   Other Asia-Pacific               (13)%          (10)%            (3)%             10 %           (2)%            12 %
Europe                               (2)%          (22)%            20 %             17 %           (8)%            25 %

Comparable Sales:
-----------------
Worldwide                           (23)%            --            (23)%             (7)%            2 %            (9)%
Americas                            (32)%           (1)%           (31)%            (14)%            --            (14)%
   U.S.                             (33)%            --            (33)%            (16)%            --            (16)%
Asia-Pacific                         (7)%            6 %           (13)%              4 %            8 %            (4)%
   Japan                              1 %           17 %           (16)%              4 %           14 %           (10)%
   Other Asia-Pacific               (18)%           (9)%            (9)%              3 %           (2)%             5 %
Europe                              (18)%          (18)%             --               1 %           (5)%             6 %



Net Earnings
------------
The accompanying press release presents net earnings excluding the current-year items (i) - (iv) discussed in the text, and prior-year items. Management believes excluding such items presents the Company's fourth quarter and full year results on a more comparable basis to the corresponding periods in the prior year, thereby providing investors with an additional perspective to analyze the results of operations of the Company at January 31, 2009. The following table reconciles GAAP net earnings and net earnings per diluted share ("EPS") to the non-GAAP net earnings and net earnings per diluted share, as adjusted:

                                                    Three Months Ended                       Three Months Ended
                                                     January 31, 2009                         January 31, 2008
                                          ---------------------------------------------------------------------------------
                                                    $                                        $
(in thousands, except per share amounts)       (after tax)             EPS              (after tax)               EPS
---------------------------------------------------------------------------------------------------------------------------
Net earnings, as reported                    $      31,085         $       0.25       $     127,387         $       0.96
Restructuring charges                               59,006                 0.47                   -                    -
Watch obsolescence charge   a                            -                    -              11,633                 0.09
Iridesse charges   a, b                              4,702                 0.04               9,852                 0.07
Impairment of investments and                        8,335                 0.07              29,052                 0.22
  loans   b, c
Diamond facility closing charge   b                  2,198                 0.02                   -                    -
                                          ---------------------------------------------------------------------------------
Net earnings, as adjusted                    $     105,326         $       0.85       $     177,924         $       1.34
                                          =================================================================================


a On a pre-tax basis includes $6,300,000 and $19,212,000 of charges within cost of sales for the three months ended January 31, 2009 and 2008.

b On a pre-tax basis includes $15,693,000 and $63,513,000 of charges within SG&A expenses for the three months ended January 31, 2009 and 2008.

c On a pre-tax basis includes $1,311,000 charge within other expenses, net for the three months ended January 31, 2009.


Certain operating data as reported as a percentage of net sales and as adjusted for the items listed in the table above were as follows:


                               Three Months Ended                       Three Months Ended
                                January 31, 2009                         January 31, 2008
                     ---------------------------------------------------------------------------------
                          As Reported          As Adjusted         As Reported          As Adjusted
------------------------------------------------------------------------------------------------------
Gross profit                    58.6%                59.3%               57.9%                59.7%
SG&A expenses                   39.6%                37.8%               39.1%                33.0%
Operating earnings               7.3%                21.6%               18.8%                26.7%
Net earnings                     3.7%                12.5%               12.1%                16.9%



                                                      Full Year Ended                          Full Year Ended
                                                     January 31, 2009                         January 31, 2008
                                          ---------------------------------------------------------------------------------
                                                   $                                         $
(in thousands, except per share amounts)      (after tax)                EPS            (after tax)               EPS
---------------------------------------------------------------------------------------------------------------------------
Net earnings, as reported                    $     220,022         $       1.74       $     323,478         $       2.34
Gain on Tokyo sale-leaseback                             -                    -             (66,497)               (0.48)
Restructuring charges                               59,006                 0.46                   -                    -
Watch obsolescence charge   a                            -                    -              11,633                 0.09
Iridesse charges    a, b                             4,702                 0.04               9,852                 0.07
Impairment of investments and                        8,335                 0.07              29,052                 0.21
  loans    b, c
Diamond facility closing charge   b                  2,198                 0.02                   -                    -
Contribution to The Tiffany & Co.                        -                    -               6,025                 0.04
  Foundation   b
Little Switzerland discontinued                          -                    -              27,547                 0.20
  operations
                                          ---------------------------------------------------------------------------------
Net earnings, as adjusted                    $     294,263         $       2.33       $     341,090         $       2.47
                                          =================================================================================


a On a pre-tax basis, includes $6,300,000 and $19,212,000 of charges within cost of sales for the years ended January 31, 2009 and 2008.

b On a pre-tax basis, includes $15,693,000 and $73,513,000 of charges within SG&A expenses for the years ended January 31, 2009 and 2008.

c On a pre-tax basis includes $1,311,000 charge within other expenses, net for the three months ended January 31, 2009.


Certain operating data as reported as a percentage of net sales and as adjusted for the items listed in the table above were as follows:

                                      Full Year Ended                          Full Year Ended
                                     January 31, 2009                         January 31, 2008
                          ---------------------------------------------------------------------------------
                               As Reported          As Adjusted         As Reported          As Adjusted
-----------------------------------------------------------------------------------------------------------
Gross profit                         57.5%                57.8%               56.4%                57.0%
SG&A expenses                        41.0%                40.5%               41.0%                38.5%
Operating earnings                   13.1%                17.3%               18.9%                18.5%
Net earnings                          7.7%                10.3%               11.0%                10.7%


                         TIFFANY & CO. AND SUBSIDIARIES
                  CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
               (Unaudited, in thousands, except per share amounts)



                                                                      Three Months
                                                                    Ended January 31,          Years Ended January 31,
                                                            --------------------------      ---------------------------
                                                                 2009          2008             2009           2008
                                                            -----------    -----------      ------------   ------------
Net sales                                                $     841,215  $   1,053,157    $    2,859,997  $   2,938,771

Cost of sales                                                  348,271        443,303         1,214,577      1,281,506
                                                            -----------    -----------      ------------   ------------

Gross profit                                                   492,944        609,854         1,645,420      1,657,265

Restructuring charges                                           97,839            -              97,839            -

Other operating income                                             -              -                -           105,051

Selling, general and administrative expenses                   333,441        411,427         1,172,592      1,204,990
                                                            -----------    -----------      ------------   ------------

Earnings from continuing operations                             61,664        198,427           374,989        557,326

Other expenses (income), net                                     9,609             (8)           28,914          8,131
                                                            -----------    -----------      ------------   ------------

Earnings from continuing operations before income taxes         52,055        198,435           346,075        549,195

Provision for income taxes                                      20,970         71,048           126,053        198,170
                                                            -----------    -----------      ------------   ------------

Net earnings from continuing operations                         31,085        127,387           220,022        351,025

Loss from discontinued operations, net of tax                      -              -                 -          (27,547)
                                                            -----------    -----------      ------------   ------------

Net earnings                                             $      31,085  $     127,387    $      220,022  $     323,478
                                                            ===========    ===========      ============   ============


Net earnings from continuing operations per share:

  Basic                                                  $        0.25  $        0.98    $         1.76  $        2.61
                                                            ===========    ===========      ============   ============
  Diluted                                                $        0.25  $        0.96    $         1.74  $        2.54
                                                            ===========    ===========      ============   ============

Net earnings per share:

  Basic                                                  $        0.25  $        0.98    $         1.76  $        2.40
                                                            ===========    ===========      ============   ============
  Diluted                                                $        0.25  $        0.96    $         1.74  $        2.34
                                                            ===========    ===========      ============   ============


Weighted-average number of common shares:

  Basic                                                        123,363        129,637           124,734        134,748
  Diluted                                                      123,793        132,583           126,410        138,140



                         TIFFANY & CO. AND SUBSIDIARIES
                      CONDENSED CONSOLIDATED BALANCE SHEETS
                            (Unaudited, in thousands)




                                                                January 31,          January 31,
                                                                       2009                 2008
                                                           -----------------    -----------------
ASSETS
------
Current assets:
Cash and cash equivalents and short-term investments        $       160,445      $       246,654
Accounts receivable, net                                            164,447              193,974
Inventories, net                                                  1,601,236            1,372,397
Deferred income taxes                                                13,640               20,218
Prepaid expenses and other current assets                           108,966               89,072
                                                               -------------        -------------

Total current assets                                              2,048,734            1,922,315

Property, plant and equipment, net                                  741,048              748,210
Other assets, net                                                   312,501              330,379
                                                               -------------        -------------

                                                            $     3,102,283      $     3,000,904
                                                               =============        =============

LIABILITIES AND STOCKHOLDERS' EQUITY
------------------------------------

Current liabilities:
Short-term borrowings                                       $       242,966      $        44,032
Current portion of long-term debt                                    40,426               65,640
Accounts payable and accrued liabilities                            223,566              203,622
Income taxes payable                                                 27,653              203,611
Merchandise and other customer credits                               67,311               67,956
                                                               -------------        -------------

Total current liabilities                                           601,922              584,861

Long-term debt                                                      425,412              343,465
Pension/postretirement benefit obligations                          200,603               79,254
Other long-term liabilities                                         152,334              131,610
Deferred gains on sale-leasebacks                                   133,641              145,599
Stockholders' equity                                              1,588,371            1,716,115
                                                               -------------        -------------

                                                            $     3,102,283      $     3,000,904
                                                               =============        =============